EXHIBIT 99

BEMIS COMPANY, INC.

One Neenah Center, 4th Floor

P.O. Box 669

Neenah, Wisconsin  54957-0669

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Treasurer

(920) 527-5045

Kristine Pavletich

Public Relations Specialist

(920)527-5159

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS 2011 FOURTH QUARTER AND FULL YEAR RESULTS

NEENAH, WISCONSIN, January 25, 2012 — Bemis Company, Inc. (NYSE-BMS) today reported quarterly diluted earnings of $0.19 per share for the fourth quarter ended December 31, 2011.  Diluted earnings per share would have been $0.45 for the fourth quarter of 2011, excluding the effect of facility consolidation and acquisition related integration charges detailed in the attached schedule, “Reconciliation of Non-GAAP Data.”

Highlights of the full year 2011:

•                  Cash flow from operations was $416.6 million, an increase of 13.2 percent from 2010.

•                  Acquisitions of barrier packaging manufacturing companies in China and North America position Bemis to expand its geographic and market application reach.

•                  Bemis initiated a facility consolidation program to generate over $100 million in savings over the next three years.

•                  Facility consolidation related activities resulted in a charge of $0.24 per share during the fourth quarter of 2011, representing employee related charges and other fixed asset related costs.

•                  2011 adjusted diluted earnings per share were $1.99, reflecting the negative impact of higher raw material costs and lower unit sales volumes during 2011. (See attached schedule: “Reconciliation of Non-GAAP Data.”)

“We faced a challenging environment in 2011, as dramatic resin price increases and softening customer demand impacted our performance throughout the year,” said Henry Theisen, Bemis Company’s President and Chief Executive Officer.  “As we enter 2012, we are making changes to our manufacturing footprint in order to meaningfully reduce expenses and create positive profit momentum going forward.”

CONSOLIDATED RESULTS

Full Year 2011

For the full year 2011, net sales were $5.32 billion, an increase of 10.1 percent compared to net sales of $4.84 billion in 2010.  Acquisitions contributed approximately 4.8 percent to net sales growth.  The impact of currency translation was insignificant. The remaining organic sales growth primarily reflects selling price increases partially offset by lower unit sales volume.

Diluted earnings per share from continuing operations for the full year 2011 were $1.70, a decrease of 7.1 percent from $1.83 per share reported in 2010.  Diluted earnings per share from continuing operations, as adjusted, would have been $1.99 in 2011, a decrease of 6.1 percent compared to $2.12 per share in 2010.  (See attached schedule: “Reconciliation of Non-GAAP Data.”)

Fourth Quarter 2011

Net sales of $1.27 billion for the fourth quarter of 2011 represented a 1.7 percent increase from $1.25 billion for the same period of 2010.  Acquisitions increased net sales by approximately 1.8 percent.  The impact of currency translation was insignificant.

Quarterly diluted earnings per share from continuing operations were $0.19 for the fourth quarter ended December 31, 2011.  Diluted earnings per share, as adjusted for charges primarily associated with the facility consolidation program, would have been $0.45 for the fourth quarter of 2011 compared to $0.49 per share for the fourth quarter of 2010.  (See attached schedule: “Reconciliation of Non-GAAP Data.”)

FACILITY CONSOLIDATION

During the fourth quarter of 2011, Bemis initiated a facility consolidation program to improve efficiencies and reduce fixed costs.  As a part of this program, both administrative and production workforce levels were reduced during the fourth quarter.  Bemis has also announced the planned closure of five facilities, two of which were completed by early January.  Most of the production from these five facilities will be transferred to other Bemis facilities.

Charges associated with the facility consolidation-related activities totaled $38.4 million or $0.24 per share in the fourth quarter of 2011, including $26.3 million of employee-related costs and $12.1 million of fixed assets-related expenses.  Management expects to recognize additional pre-tax charges related to these efforts of approximately $45 million or $0.27 per share over the next 15 months, primarily associated with accelerated depreciation, equipment relocation, and lease termination expenses.  Cash payments in 2012 are expected to be approximately $35 million.  These facility consolidation activities are expected to save about $0.24 per share in annualized costs beginning in 2013.

FLEXIBLE PACKAGING BUSINESS SEGMENT

Full Year 2011

For the total year 2011, flexible packaging net sales of $4.75 billion represented an increase of 11.1 percent compared to 2010.  Acquisitions increased net sales by approximately 5.4 percent.  The remaining increase in net sales was driven by higher selling prices partially offset by the impact of lower unit sales volumes of packaging for certain applications such as bakery, confectionery, pet food, and health & hygiene products.

Operating profit for the period was $424.9 million, or 8.9 percent of net sales, compared to $468.5 million, or 11.0 percent of net sales, in 2010.  Excluding the effect of special charges, operating profit would have been $463.2 million, or 9.8 percent of net sales, for 2011, compared to $488.5, or 11.4 percent of net sales, for 2010.  The net effect of currency translation increased operating profit in 2011 by $5.0 million compared to 2010.  The lower percentage of operating profit to net sales in 2011 reflects the impact of higher raw material costs during the first half of the year and lower unit sales volumes during the second half of the year.

Fourth Quarter 2011

Our flexible packaging business segment net sales increased 2.0 percent to $1.13 billion for the fourth quarter of 2011 compared to the same period of 2010, due entirely to the impact of acquisitions.  The effect of currency was not significant to the net sales of the fourth quarter.  The steady net sales levels for the fourth quarter reflect generally higher selling prices and improved sales mix offset by lower unit sales volumes in the fourth quarter of 2011 compared to the same period of 2010.

Flexible packaging operating profit for the fourth quarter of 2011 was $74.8 million, or 6.6 percent of net sales, compared to $119.5 million, or 10.7 percent of net sales, for the same period of 2010.  Excluding the effect of special charges, flexible packaging operating profit, as adjusted, would have been $111.4 million, or 9.8 percent of net sales, for the fourth quarter of 2011.  (See attached schedule: “Reconciliation of Non-GAAP Data.”)  Currency translation increased operating profit by $1.6 million during the quarter.  The decrease in operating profit as a percentage of net sales primarily reflects the impact of lower unit sales volumes in 2011.

Commenting on the results of the segment, Theisen said, “Operating performance in our flexible packaging business reflects the negative impact of higher raw material costs and lower unit sales volumes.  We have taken aggressive action to reduce fixed costs by reducing administrative headcount and adjusting our factory workforce to meet our current business needs.  We are consolidating business into more efficient facilities in order to improve production and scheduling efficiency in the future.  Once completed, these actions will drive improvement in our sales mix and operating profit.  We are also well positioned to profitably benefit from the growth of high barrier packaging in emerging markets such as Brazil and China, and we will invest in new capacity in 2012 in each of those regions to support that growth.”

PRESSURE SENSITIVE MATERIALS BUSINESS SEGMENT

Full Year 2011

For the total year 2011, net sales of pressure sensitive materials were $574.8 million, a 2.2 percent increase from net sales in 2010.  Currency effects increased net sales by 2.4 percent.  Operating profit was $33.4 million, or 5.8 percent of net sales, in 2011.  Excluding the effect of special charges, pressure sensitive materials operating profit, as adjusted, would have been $36.1 million, or 6.3 percent of net sales.  This is compared to 2010 operating profit of $33.0 million, or 5.9 percent of net sales.  The net effect of currency translation increased operating profit in 2011 by $1.1 million.  Lower unit sales volumes were offset by higher selling prices across all product categories.

Fourth Quarter 2011

Pressure sensitive materials net sales decreased 0.4 percent to $136.4 million for the fourth quarter of 2011 compared to the same period of 2010.  Currency effects reduced net sales by 0.6 percent compared to the fourth quarter of 2010.  Pressure sensitive materials operating profit for the fourth quarter of 2011 was $3.8 million, or 2.8 percent of net sales.  Excluding the effect of special charges, pressure sensitive materials operating profit, as adjusted, would have been $6.5 million, or 4.8 percent of net sales, compared to operating profit of $7.2 million, or 5.3 percent of net sales, for the same period of 2010.  Currency translation was not significant to operating profit for the period. Operating performance in this segment was negatively impacted in 2011 by weak economic conditions in Europe which reduced customer demand.

OTHER OPERATING (INCOME) EXPENSE, NET

For the total year 2011, other operating income and expense included $20.0 million of fiscal incentive income compared to $15.9 million for the year ended December 31, 2010.  These incentives are associated with certain Brazilian operations and are included in flexible packaging segment operating profit. Other operating income and expense for the year ended December 31, 2011 also included $3.1 million of acquisition related expenses, compared to $15.6 million of such charges in 2010.

For the fourth quarter of 2011, other operating income and expense included $4.3 million of fiscal incentive income, compared to $4.5 million in the fourth quarter of 2010.

CAPITAL STRUCTURE AND CASH FLOW

Net debt (defined as total debt less cash) to adjusted EBITDA (defined as operating income plus depreciation and amortization) was 2.3 times at December 31, 2011, compared to 1.9 times as of December 31, 2010.  This increase primarily reflects the impact of acquisition financing in 2011.  Management intends to direct excess cash flow toward debt reduction in 2012 in order to reduce the ratio of net debt to EBITDA toward a target of approximately 2.0 times.

For the total year 2011, cash provided by operating activities was $416.6 million compared to $368.0 million for 2010.  The increase in cash flow from operations for the total year is largely driven by improved levels of working capital during the fourth quarter of 2011.  For the total year 2011, Bemis used its strong cash flow from operations to fund $101.8 million in common stock dividends; $161.1 million of common stock repurchases; and $135.2 million of capital expenditures.  During 2011, Bemis completed three acquisitions which were financed with commercial paper.

2012 OUTLOOK

Commenting on the year ahead, Theisen said, “As we enter 2012, we expect unit sales volumes to be generally equal to 2011.  Food cost inflation increased retail grocery costs for consumers in 2011, which negatively impacted consumer demand for many of our customers’ products.  This trend is expected to continue through the first half of 2012.  We expect our facility consolidation program to substantially reduce fixed costs and improve operating efficiencies.”

Management expects adjusted diluted earnings per share for the first quarter of 2012 to be in the range of $0.43 to $0.49.  This excludes any first quarter severance and other charges associated with the facility consolidation, the exact timing of which cannot be estimated at this time.

Adjusted diluted earnings per share for the full year 2012 are expected to be in the range of $2.05 to $2.20 per share.  Pension expense is expected to increase by approximately $15 million in 2012, which reflects the negative impact of lower discount rates.  The benefits of the facility consolidation activities are expected to be offset during 2012 by the temporarily higher costs associated with the transfer of production to other facilities.

Cash provided by operating activities for 2012 is expected to exceed $350 million.  Management’s objective is to increase cash flow from operations to a total in excess of $500 million by 2014.  Management expects capital expenditures to be approximately $175 million for the full year 2012, which includes expansion of Bemis’ capacity in China, the addition of high barrier capacity in Brazil, and added capacity to support increased customer demand for products from Bemis’ barrier platform in North America.

PRESENTATION OF NON-GAAP INFORMATION

This press release refers to non-GAAP financial measures: adjusted operating profit, adjusted operating profit as a percentage of net sales, net debt to adjusted EBITDA, and adjusted diluted earnings per share from continuing operations.  These non-GAAP financial measures adjust for factors that are unusual or unpredictable.  These measures exclude the impact of certain amounts related to facility consolidation activities including employee-related costs, lease termination payments, accelerated depreciation, and the write-down of equipment.  These measures also exclude acquisition related expenses including transaction expenses, due diligence expenses, professional and legal fees, purchase accounting adjustments for inventory and order backlog, integration expenses, the cash portion of any acquisition earn-out payments recorded as compensation expenses, changes in fair value of deferred acquisition payments, and goodwill and intangible asset impairment charges.  This adjusted information should not be construed as an alternative to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP).  It is provided solely to assist in an investor’s understanding of the impact of these items on the comparability of the Company’s on-going business operations.

FORWARD LOOKING STATEMENTS

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, our ability to adjust selling prices, consumer buying patterns, changes in customer order patterns, the results of competitive bid processes, costs associated with the pursuit of business combinations, a failure in our information technology infrastructure or applications, foreign currency fluctuations, unexpected costs associated with plant closings, changes in working capital requirements, changes in government regulations, and the availability and related cost of financing from banks and capital markets.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2010.

INVESTOR CONFERENCE CALL

Bemis Company, Inc. will webcast an investor telephone conference regarding its fourth quarter and full year 2011 financial results this morning at 10 a.m., Eastern Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations.”  Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

ABOUT BEMIS COMPANY, INC.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, healthcare, and other companies worldwide.  Founded in 1858, the Company is included in the S&P 500 index of stocks and reported 2011 net sales of $5.3 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting.  Headquartered in Neenah, Wisconsin, Bemis employs approximately 20,000 individuals worldwide.  More information about the Company is available at our website, www.bemis.com.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net sales	$1,270,147	$1,248,757	$5,322,670	$4,835,042
Cost of products sold	1,054,140	1,017,630	4,415,174	3,941,850

Gross Profit	216,007	231,127	907,496	893,192

Operating expenses:
Selling, general, and administrative expenses	118,830	121,670	483,365	459,088
Research and development	10,535	9,492	38,751	34,338
Facility consolidation and other costs	38,357		38,357
Other operating income, net	(3,735)	(4,315)	(17,656)	(1,064)

Operating Income	52,020	104,280	364,679	400,830

Interest expense	21,964	18,466	76,809	73,488
Other non-operating (income) expense, net	(1,604)	742	(1,653)	58

Income from continuing operations before income taxes	31,660	85,072	289,523	327,284

Provision for income taxes	11,600	30,400	104,900	117,600

Income from continuing operations	20,060	54,672	184,623	209,684

Income from discontinued operations, net of tax				1,782

Net income	20,060	54,672	184,623	211,466

Less: Net income attributable to noncontrolling interests		1,402	3,242	6,355

Net income attributable to Bemis Company, Inc.	$20,060	$53,270	$181,381	$205,111

Amounts attributable to Bemis Company, Inc.:
Income from continuing operations, net of tax	$20,060	$53,270	$181,381	$203,329
Income from discontinued operations, net of tax				1,782
Net income attributable to Bemis Company, Inc.	$20,060	$53,270	$181,381	$205,111

Basic earnings per share:
Income from continuing operations	$0.19	$0.48	$1.71	$1.83
Income from discontinued operations				0.02
Net income attributable to Bemis Company, Inc.	$0.19	$0.48	$1.71	$1.85

Diluted earnings per share:
Income from continuing operations	$0.19	$0.48	$1.70	$1.83
Income from discontinued operations				0.02
Net income attributable to Bemis Company, Inc.	$0.19	$0.48	$1.70	$1.85

Cash dividends paid per share	$0.24	$0.23	$0.96	$0.92

Weighted average shares outstanding (includes participating securities):
Basic	104,444	109,872	106,180	110,653
Diluted	104,978	109,912	106,623	110,741

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

(unaudited)

	December 31,	December 31,
	2011	2010

ASSETS

Cash and cash equivalents	$109,796	$60,404
Accounts receivable, net	665,402	637,738
Inventories	646,058	673,863
Prepaid expenses and other current assets	127,755	94,914
Total current assets	1,549,011	1,466,919

Property and equipment, net	1,440,889	1,540,753

Goodwill	1,048,469	1,013,697
Other intangible assets, net	222,475	200,116
Deferred charges and other assets	59,600	64,346
Total other long-term assets	1,330,544	1,278,159

TOTAL ASSETS	$4,320,444	$4,285,831

LIABILITIES

Current portion of long-term debt	$13,411	$2,941
Short-term borrowings	1,740	6
Accounts payable	533,862	548,042
Accrued salaries and wages	95,774	103,024
Accrued income and other taxes	23,854	21,246
Total current liabilities	668,641	675,259

Long-term debt, less current portion	1,554,750	1,283,525
Deferred taxes	175,585	158,289
Other liabilities and deferred credits	328,741	241,326

TOTAL LIABILITIES	2,727,717	2,358,399

EQUITY

Bemis Company, Inc. shareholders’ equity:
Common stock issued (126,937,817 and 126,627,875 shares)	12,694	12,663
Capital in excess of par value	532,441	568,035
Retained earnings	1,830,193	1,751,908
Accumulated other comprehensive income	(77,420)	91,117
Common stock held in treasury, 23,953,971 and 18,953,971 shares at cost	(705,181)	(544,100)
Total Bemis Company, Inc. shareholders’ equity	1,592,727	1,879,623
Noncontrolling interests		47,809
TOTAL EQUITY	1,592,727	1,927,432

TOTAL LIABILITIES AND EQUITY	$4,320,444	$4,285,831

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Twelve Months Ended
	December 31,
	2011	2010
Cash flows from operating activities
Net income	$184,623	$211,466
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	220,324	209,667
Excess tax benefit from share-based payment arrangements	(1,381)	(3,921)
Share-based compensation	16,349	18,395
Deferred income taxes	23,506	8,092
Income of unconsolidated affiliated company	(2,515)	(2,121)
Cash dividends received from unconsolidated affiliated company	4,338
Loss on sales of property and equipment	3,272	721
Non-cash facility consolidation and other activities	35,043
Changes in working capital, excluding effect of acquisitions	(103,496)	(97,788)
Net change in deferred charges and credits	36,513	23,471

Net cash provided by operating activities	416,576	367,982

Cash flows from investing activities
Additions to property and equipment	(135,238)	(113,208)
Business acquisitions and adjustments, net of cash acquired	(152,783)	(1,179,667)
Proceeds from sales of property and equipment	3,928	2,287
Net proceeds from sale of discontinued operations		75,192

Net cash used in investing activities	(284,093)	(1,215,396)

Cash flows from financing activities
Proceeds from issuance of long-term debt	400,860	17,868
Repayment of long-term debt	(11,843)	(51,601)
Net borrowing of commercial paper	(114,707)	63,619
Net borrowing (repayment) of short-term debt	1,953	(8,797)
Cash dividends paid to shareholders	(101,834)	(101,884)
Common stock purchased for the treasury	(161,081)	(45,759)
Purchase of subsidiary shares from noncontrolling interests	(89,713)	(15,879)
Excess tax benefit from share-based payment arrangements	1,381	3,921
Stock incentive programs and related withholdings	(5,008)	(14,881)

Net cash used in financing activities	(79,992)	(153,393)

Effect of exchange rates on cash and cash equivalents	(3,099)	(4,476)

Net increase (decrease) in cash and cash equivalents	49,392	(1,005,283)

Cash and cash equivalents balance at beginning of year	60,404	1,065,687

Cash and cash equivalents balance at end of period	$109,796	$60,404

BEMIS COMPANY, INC. AND SUBSIDIARIES

OPERATING PROFIT AND PRETAX PROFIT

(in millions)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Flexible Packaging operating profit	$109.7	$119.5	$459.8	$468.5
Flexible Packaging facility consolidation and other costs	(34.9)		(34.9)
Net Flexible Packaging operating profit	74.8	119.5	424.9	468.5

Pressure Sensitive Materials operating profit	6.5	7.2	36.1	33.0
Pressure Sensitive Materials facility consolidation and other costs	(2.7)		(2.7)
Net Pressure Sensitive Materials operating profit	3.8	7.2	33.4	33.0

Segment operating profit	78.6	126.7	458.3	501.5

General corporate expenses	(25.8)	(22.4)	(92.8)	(100.7)
Corporate facility consolidation and other costs	(0.8)		(0.8)

Operating income	52.0	104.3	364.7	400.8

Interest expense	(22.0)	(18.5)	(76.8)	(73.5)

Other non-operating income (expense), net	1.7	(0.7)	1.6

Income from continuing operations before income taxes	$31.7	$85.1	$289.5	$327.3

BEMIS COMPANY, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP DATA

(in millions, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Reconciliation of GAAP to Non-GAAP Operating Profit and Operating Profit as a Percentage of Net Sales by Segment

Flexible Packaging
Net Sales	$1,133.7	$1,111.8	$4,747.9	$4,272.4

Operating Profit as reported	74.8	119.5	424.9	468.5

Non-GAAP adjustments:
Purchase accounting for inventory and order backlog (1)			0.5	15.4
Acquisition related integration costs (4)	1.7	0.2	2.9	4.6
Facility consolidation and other costs (5)	34.9		34.9

Operating Profit as adjusted	$111.4	$119.7	$463.2	$488.5

Operating Profit as a percentage of Net Sales
As Reported	6.6%	10.7%	8.9%	11.0%
As Adjusted	9.8%	10.8%	9.8%	11.4%

Pressure Sensitive Materials
Net Sales	$136.4	$137.0	$574.8	$562.6

Operating Profit as reported	3.8	7.2	33.4	33.0

Non-GAAP adjustments:
Facility consolidation and other costs (5)	2.7		2.7

Operating Profit as adjusted	$6.5	$7.2	$36.1	$33.0

Operating Profit as a percentage of Net Sales
As Reported	2.8%	5.3%	5.8%	5.9%
As Adjusted	4.8%	5.3%	6.3%	5.9%

Reconciliation of GAAP to Non-GAAP Earnings per Share

Diluted earnings per share from continuing operations, as reported	$0.19	$0.48	$1.70	$1.83

Non-GAAP adjustments per share, net of taxes:
Purchase accounting for inventory and order backlog (1)				0.09
Transaction related costs (2)			0.02	0.09
Financing impact of the Alcan Packaging Food
Americas acquisition (3)				0.06
Acquisition related integration costs (4)	0.02	0.01	0.03	0.05
Facility consolidation and other costs (5)	0.24		0.24

Diluted earnings per share from continuing operations, as adjusted	$0.45	$0.49	$1.99	$2.12

(1) Expenses related to the purchase accounting impact of the fair value write-up of inventory and a charge for the fair value of the customer order backlog, both in the Alcan Packaging Food Americas and Mayor Packaging acquisitions.

(2) Transaction related costs are related primarily to our acquisition of Alcan Packaging Food Americas and Mayor Packaging.  These costs consist of legal, accounting, and other professional fees.

(3) Impact from the July 2009 financing of the Alcan Packaging Food Americas acquisition, which included the issuance of 8.175 million shares and $800 million of public debt.  The EPS  impact includes the effect of the interest expense on the debt and the dilutive effect of the newly issued shares until the acquisition was completed on March 1, 2010.

(4) Acquisition related integration costs include severance costs for workforce reductions and equipment relocation costs related to the Alcan Packaging Food Americas acquisition and earnout payments treated as compensation expense related to the Mayor Packaging acquisition.

(5) Facility consolidation and other costs includes employee related costs, accelerated depreciation, and write down of equipment related to the company’s facility consolidation program.